Exhibit 10.2

ASSET PURCHASE AGREEMENT

By and Among

PARTY CITY CORPORATION,

iPARTY CORP.

and

iPARTY RETAIL STORES CORP.

Dated as of August 7, 2006

TABLE OF CONTENTS

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		1
2.	ACQUISITION OF ASSETS BY BUYER		8
	2.1.	Purchase and Sale of Assets	8
	2.2.	Excluded Assets	9
	2.3.	Assumption of Liabilities	9
	2.4.	Liabilities Not Assumed	10
	2.5.	Purchase Price	11
	2.6.	The Closing	11
	2.7.	Deliveries by Seller and Buyer	11
	2.8.	Allocation of Purchase Price	12
	2.9.	Adjustment of Purchase Price	12
	2.10.	Prorations	13
	2.11.	Security Deposits and Cash	13
3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		13
	3.1.	Organization and Qualification of the Seller	13
	3.2.	Authorization of Transaction	14
	3.3.	Noncontravention	14
	3.4.	Brokers’ Fees	14
	3.5.	Assets	14
	3.6.	Legal and Other Compliance	14
	3.7.	Consents	14
	3.8.	Property, Plant and Equipment	15
	3.9.	Litigation	15
	3.10.	Environmental Matters	15
	3.11.	Affiliated Transactions	15
	3.12.	Absence of Certain Developments	16
	3.13.	Employment	16
	3.14.	Certain Financial Information	16
	3.15.	Undisclosed Liabilities	16
	3.16.	Disclaimer of other Representations and Warranties	16
4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT		17
	4.1.	Organization and Qualification of the Buyer and Buyer Parent	17
	4.2.	Authorization of Transaction	17
	4.3.	Noncontravention	17
	4.4.	Brokers’ Fees	17
	4.5.	Consents	18
	4.6.	Litigation	18
	4.7.	Financial Statements	18
5.	POST CLOSING COVENANTS		18
	5.1.	Non-Competition	18
	5.2.	Payment Received	19
	5.3.	Employees	19
	5.4.	Reimbursement for Returns and Gift Certificates	20
	5.5.	Utilities and Telephone Service	20

i

	5.6.	Revocable License to use Transitional Assets	21
	5.7.	Waiver of Corporate Tax Lien	22
	5.8.	Future Assurances	22
6.	INDEMNIFICATION		22
	6.1.	Buyer’s Indemnification	22
	6.2.	Seller’s Indemnification	22
	6.3.	Seller’s Additional Indemnification	23
	6.4.	Time Limitations.	23
	6.5.	Certain Other Indemnity Matters	24
	6.6.	Third Party Claims	24
	6.7.	Information	25
7.	MISCELLANEOUS		25
	7.1.	Press Releases and Public Announcements	25
	7.2.	Entire Agreement	26
	7.3.	Succession and Assignment; No Third-Party Beneficiary	26
	7.4.	Counterparts	26
	7.5.	Headings	26
	7.6.	Notices	26
	7.7.	Governing Law	27
	7.8.	Amendments and Waivers	27
	7.9.	Severability	28
	7.10.	Expenses	28
	7.11.	Construction	28
	7.12.	Incorporation of Schedules	28
	7.13.	Jurisdiction	28
	7.14.	Venue	29
	7.15.	Service of Process	29
	7.16.	Waiver of Jury Trial	29

ii

Schedules

Schedule 2.1(a)(i)	—	Fixed Asset Register
Schedule 2.1(a)(ii)	—	Inventory
Schedule 2.1(b)	—	Leases
Schedule 2.1(d)	—	Telephone Numbers
Schedule 2.3(c)	—	Open Purchase Orders and In Transit Inventory
Schedule 2.4	—	Liabilities to Affiliates
Schedule 2.8	—	Allocation of Purchase Price
Schedule 2.9	—	Dispute Procedures
Schedule 4.5	—	Material Consents (Buyer and Buyer Parent)
Schedule 5.6	—	Transitional Assets

Disclosure Schedules

Schedule 3.3	—	Noncontravention
Schedule 3.5	—	Assets
Schedule 3.7	—	Material Consents (Seller)
Schedule 3.10	—	Environmental Matters
Schedule 3.11	—	Affiliated Transactions
Schedule 3.13	—	Employment
Schedule 3.14	—	Profit and Loss Statements

Exhibits

Exhibit A	—	Subordinated Promissory Note
Exhibit B	—	Bill of Sale
Exhibit C	—	Instrument of Assumption
Exhibit D	—	Lease Assignment and Assumption

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on August 7, 2006, by and between iParty Retail Stores Corp., a Delaware corporation (the “Buyer”), iParty Corp., a Delaware corporation (the “Buyer Parent”), Party City Corporation, a Delaware corporation (the “Seller”), and, with respect to certain sections hereof, certain other parties set forth on the signature pages hereto.  The Buyer, Buyer Parent, the Seller, and, where applicable, the other parties set forth on the signature pages hereto are collectively referred to herein as the “Parties.”

Whereas, Seller has determined that it desires to sell and transfer its retail store located in Peabody, Massachusetts;

Whereas, Buyer and Buyer Parent desire to purchase and acquire such retail store from Seller;

Whereas, subject to the terms and conditions contained in this Agreement, Seller hereby shall sell and transfer and Buyer hereby shall purchase and acquire certain of the assets (and assume certain of the liabilities associated with those assets) of the Seller’s Massachusetts retail store located at 300 Andover Street, Peabody, MA 01960 (the “Acquired Location”) for $2,450,000, as more fully specified below;

Whereas, to facilitate and further the transactions contemplated by this Agreement, and subject to the terms and conditions contained herein, or any other agreement named herein, Buyer and Buyer Parent hereby agree to enter into, execute and deliver that certain Supply Agreement (the “Supply Agreement”) of even date herewith with Amscan, Inc., pursuant to which Buyer and Buyer Parent agree to increase their purchases of merchandise from Amscan, Inc.; and

Whereas, except as provided for herein, Seller may continue to engage in its businesses after the consummation of the transactions contemplated hereby.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.             DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“Acquired Assets” has the meaning set forth in §2.1.

“Acquired Location” has the meaning set forth in the recitals.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, as to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.

“Agreement” has the meaning set forth in the preamble.

“Assumed Liabilities” has the meaning set forth in §2.3.

“Bill of Sale” has the meaning set forth in §2.7.

“Business” means only those operations of the Seller related to the retail sale and merchandising of party goods and related items that are conducted solely and exclusively in the retail store operated by the Seller at the Acquired Location as of the date hereof, but specifically does not mean or include (i) any operations of the Seller, whether located at or in, conducted at or in, or related to the Acquired Location or other locations, that are also related to or conducted in retail stores operated by the Seller at any locations other than the Acquired Location or (ii) any other operations or businesses of the Seller.

“Business Day” means any weekday other than a weekday on which banks in The Commonwealth of Massachusetts are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in §6.2.

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer’s Knowledge” means the actual (and not constructive or imputed) knowledge of Sal Perisano and Patrick Farrell.

“Cash” means the cash contained in the cash registers of the Acquired Location at the Closing, but specifically excluding any checks or cash equivalents.

“Cash Purchase Price” has the meaning set forth in §2.5.

“CERCLA” shall mean the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in §2.6.

“Closing Date” has the meaning set forth in §2.6.

“Closing Documents” has the meaning set forth in §2.7.

“COBRA” shall mean Consolidated Omnibus Budget Reconciliation Act.

“Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or written instrument, including without limitation any document or written instrument evidencing or otherwise relating to any Debt (but excluding the charter and by-laws of such Person), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

 “Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases or (iv) in the nature of Guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

“Disclosure Schedule” has the meaning set forth in §3.

“Employees” has the meaning set forth in §5.3(a).

“Employee Plans” mean all compensation and benefit plans, programs, arrangements, contracts, agreements, understandings, commitments and policies sponsored, administered, maintained, or contributed to, by or on behalf of the Seller relating to the Acquired Location for the benefit of any former or current employees of the Seller who performs services for the Seller in connection with the Acquired Location or their respective dependents.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” shall mean all federal, state, local and foreign statutes, rules, orders, directives, judgments, permits, regulations, and ordinances or the common law concerning or relating to the environment, occupational health and safety, pollution, or protection of public health  including without limitation all those relating to the generation, manufacture, processing, import, export, labeling, recycling, registration, investigation, documentation, use, handling, transportation, treatment, storage, remediation, disposal, release, or threatened release of any Materials of Environmental Concern, as such requirements are enacted and in effect on or prior to the Closing Date, including, without limitation, any statute, regulation, administrative decision, order, or release pertaining to: (i) air, water, and noise pollution, (ii) groundwater and soil contamination, (iii) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern, (iv) transfer of interests in or control of real property which may be contaminated, (v) community or worker right-to-know disclosures with respect to Materials of Environmental Concern, (vi) the protection of wild life, marine life and wetlands, and endangered and threatened species, (vii) storage tanks, vessels, containers, abandoned and discarded barrels and other closed or breached receptacles, and (viii) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“Excluded Assets” has the meaning set forth in §2.2.

“Final Closing Statement” has the meaning set forth in §2.9.

“Financial Statements” has the meaning set forth in §4.7.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means (i) any guarantee, other than in the Ordinary Course of Business, of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement, other than in the Ordinary Course of Business, whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt or other obligation of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor or (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hired Employees” has the meaning set forth in §5.3(c).

“Holdings” means AAH Holdings Corporation, a Delaware corporation, but specifically does not mean (i) any direct or indirect partners, stockholders, members, or managers of AAH Holdings Corporation or (ii) any Affiliates of such partners, stockholders, members, or managers.

“In Transit Inventory” has the meaning set forth in §2.3(c).

“Initial Closing Statement” has the meaning set forth in §2.9.

“Instrument of Assignment and Assumption” has the meaning set forth in §2.7.

“Intellectual Property” means the following types of proprietary rights: patents, copyrights, Trademarks, mask works, software, trade secrets and proprietary information (including without limitation proprietary ideas, research and development, know-how, processes and techniques, technical data, specifications, customer and supplier lists (other than the customer mailing list used by the Acquired Location in connection with the conduct of the Business), pricing and cost information, and business and marketing plans and proposals), all applications for any of the foregoing, all copies and tangible embodiments of any of the foregoing in Seller’s possession or control, and any Contractual Obligations granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to, used in the production of or existing in the Technology used in the Acquired Location or (ii) that are owned, licensed or controlled in whole or in part by the Seller and relate to the Acquired Location.

“Leases” has the meaning set forth in §2.1(b).

“Lease Assignment and Assumption” has the meaning set forth in §2.7.

“Legal Requirement” means any United States federal, state, or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any similar provision having the force and effect of law.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Lien” means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, special assessments, or other governmental charges to the extent that the payment thereof is not in arrears or otherwise due, (ii) imperfections in title or encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the operations of the Acquired Location as currently conducted, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due, and (iv) as to any leased assets or properties (including pursuant to financial or capital leases), rights of the lessors thereof.

“Loss” means any loss, Liability, claim, damage, expense (including costs of investigation and defense, reasonable attorneys’ fees, and any interest and penalties imposed or assessed by any Governmental Authority), whether or not involving a third party claim, and reduced by the amount of any insurance proceeds and any Tax Benefit applicable to the then current fiscal year in respect of (i) such Loss or (ii) a correlative adjustment which makes allowable to the Buyer, Buyer Parent, Seller, or any of their Affiliates any deduction, amortization, exclusion from income, or other allowance.

“Material Adverse Effect” means any change in or effect on the Acquired Assets or Assumed Liabilities that, when considered either singly or in the aggregate, would result in a material adverse effect on the condition (financial or otherwise) or operations (including under the Lease relating to the real property) of the Acquired Assets and Assumed Liabilities at the Acquired Location, other than any such changes or effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) to the extent that it does not have a substantially disproportionate effect on the Acquired Location, changes in general economic or political conditions or the securities markets in general, and (iii) changes in (a) in Legal Requirements or (b) GAAP or its application.

“Materials of Environmental Concern” means (i) any pollutants, contaminants, or hazardous substances (as such terms are defined under CERCLA), pesticides, (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such term is defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material listed or subject to regulation under any law, statute, rule, regulation, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings, including, without limitation, those substances defined or regulated as hazardous or toxic under Environmental Laws.

“Non-Competition Period” has the meaning set forth in §5.1.

“Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement, dated March 16, 2006, by and among the Buyer and Berkshire Partners, LLC and Weston Presidio IV, LP, acting on their own behalf and on behalf of Holdings and its direct and indirect subsidiaries, including without limitation the Seller.

“Note Principal Amount” has the meaning set forth in §2.5.

“Ordinary Course of Business” means, with respect to the Acquired Location, the ordinary course of business consistent with past custom and practice of the Acquired Location (including with respect to quantity and frequency) other than with respect to the quantity or frequency of or expenditure on advertising for the Acquired Location.

“Parties” has the meaning set forth in the preamble above.

“Party” means any of the Parties individually.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint stock or venture, an unincorporated organization, a Governmental Authority, an estate or other entity or organization.

“Personal Property” has the meaning set forth in §2.1(a).

“Purchase Price” has the meaning set forth in §2.5.

“Restricted Parties” means, collectively, the (i) Seller, Seller Parent, and Holdings, and their subsidiaries, assigns, and successors, and (ii) franchisees and licensees of the Seller, Seller Parent, and Holdings, and their subsidiaries, assigns, and successors (including, without limitation, any licensee of the Seller’s trade name), but specifically does not mean Affiliates of such parties (other than Affiliates that are also subsidiaries of any such parties).

“Restricted Party” means any of the Restricted Parties individually.

“Restricted Region” has the meaning set forth in §5.1.

“Retained Liabilities” has the meaning set forth in §2.4.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in §6.1.

“Seller’s Knowledge” means the actual (and not constructive or imputed) knowledge of Jim Harrison, Gregg Melnick, or Lisa Laube after due inquiry of the store manager for the Acquired Location employed by the Seller immediately prior to the Closing.

“Seller Parent” means Amscan Holdings, Inc.

“Subordinated Promissory Note” has the meaning set forth in §2.5.

“Supply Agreement” has the meaning set forth in the recitals.

“Tax” or “Taxes” means any United States federal, state, or local or any foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto.

“Tax Benefit” shall mean any refund or reduction in Tax realized by any Person (or any Affiliate of a Person) attributable, as the context may require, to any specified matter or event, which Tax Benefit shall be determined after first taking into account all other items of income, gain, loss, deduction or credit of such Person or Affiliate.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications), and all other forms of technology, including improvements, modifications, derivatives or changes, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

“Trademarks” means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transfer Taxes” has the meaning set forth in §7.10.

“Transitional Assets” has the meaning set forth in §5.6.

2.             ACQUISITION OF ASSETS BY BUYER.

2.1.             Purchase and Sale of Assets.  The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller at the Closing, subject to the exclusions contained in §2.2 and subject to and upon the other terms and conditions contained herein, all of Seller’s right, title and interest in and to the assets of the Seller which are used in the conduct of the Business on the date hereof as set forth below (collectively, the “Acquired Assets”), and no other properties, assets, or rights of the Seller:

(a)           (i) the tangible personal property and leasehold improvements, including machinery, equipment (including, without limitation, POS equipment), alarm systems, tools, furniture, fixtures, furnishings, shelving, owned by the Seller as of the date hereof and used in the conduct of the Business, each as set forth on the fixed asset register attached hereto as Schedule 2.1(a)(i), and (ii) the inventories (including In Transit Inventory and inventories located at off-site storage facilities used in connection with conduct of the Business) and supplies owned by the Seller as of the date hereof for use in connection with the conduct of the Business, each as set forth on Schedule 2.1(a)(ii) (collectively with the items set forth on Schedule 2.1(a)(i), “Personal Property”); provided, however, that Buyer shall have the right, but not the obligation, within thirty (30) calendar days after the Closing to return to Seller by notifying Seller in writing within such period of, and making available to, Seller for thirty (30) calendar days following such written notification at the Acquired Location any Personal Property that the Buyer does not elect to acquire from the Seller pursuant to this §2.1(a), but Seller shall not be required to accept such Personal Property so made available and any such return by the Buyer that is accepted by the Seller shall be irrevocable and shall neither require the payment of any consideration by the Seller nor shall adjust in any manner the Purchase Price set forth in §2.5 below;

(b)           all rights of the Seller (i) as tenant under the lease relating to the real property at the Acquired Location and (ii) under the leases relating to such personal property as is used in the Business, each as set forth on Schedule 2.1(b) (collectively, the “Leases”);

(c)           all Cash (subject to the Buyer’s compliance with §2.11);

(d)           all rights of the Seller to the telephone numbers of the Acquired Location, each as set forth on Schedule 2.1(d); provided, however, that under no circumstances shall such transfer of rights with respect to such telephone numbers be construed or interpreted as selling, transferring, or licensing to the Buyer or Buyer Parent (and the Seller shall retain all of the Seller’s right, title and interest in and to) any Intellectual Property of the Seller relating to, associated with, or used in connection with such telephone numbers, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein; and

(e)           the customer mailing list used by the Acquired Location in connection with the conduct of the Business.

2.2.             Excluded Assets.  There shall be excluded from the Acquired Assets to be sold and transferred to Buyer hereunder, and, to the extent in existence on the Closing Date, the Seller shall retain all of the Seller’s right, title and interest in and to the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):

(a)           the consideration delivered to Seller by Buyer pursuant to this Agreement and all checks received by the Seller as of the Closing which have not yet cleared or been deposited or cashed;

(b)           any assets of the Seller not used in the conduct of the Business;

(c)           all rights of the Seller under its leases or subleases of real or personal property other than the Leases;

(d)           all claims, deposits, prepayments, refunds, entitlements, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, including without limitation with respect to Taxes, which Seller may hereafter receive or be responsible for by reason of its ownership of the Acquired Assets prior to the Closing or which have arisen in connection with the operation of the Acquired Location by the Seller prior to the Closing (unless otherwise allocated pursuant to §2.10 or §2.11);

(e)           all rights in and with respect to the assets associated with (whether in trust, reserve, or otherwise) all employee benefit plans of the Seller including, without limitation, each Employee Plan;

(f)            all rights in and with respect to insurance policies of the Seller;

(g)           all corporate, financial (including, without limitation, Tax), computer, litigation,  and human resource books, records and systems of the Seller, including without limitation those used in connection with the Acquired Location;

(h)           all Personal Property made available to Seller by Buyer and accepted by Seller pursuant to §2.1(a) above;

(i)            all Intellectual Property used in connection with the operations of the Acquired Location, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein; and

(j)            all rights in and with respect to the Transitional Assets.

2.3.             Assumption of Liabilities.  At the Closing, Buyer will deliver to Seller an instrument of assumption whereby on the terms and subject to the conditions set forth herein and except as excluded by §2.4 hereof, Buyer will undertake, assume, agree to satisfy or perform when due and hold Seller harmless from and indemnify Seller against the following Liabilities of the Seller (the “Assumed Liabilities”):

(a)           all Liabilities of the Seller under the Leases included in the Acquired Assets (other than those Liabilities that arose or accrued solely based on any act, event, or omission that occurred prior to the Closing, which shall in all cases be retained by Seller irrespective of whether they are known at Closing or become known only after the Closing, except to the extent adjusted pursuant to §2.10 or §2.11 hereof);

(b)           all Liabilities for services rendered by the Buyer with respect to the Acquired Location after the Closing;

(c)           the open purchase orders relating to the Acquired Location for any inventory and supplies ordered by such location, but not yet received, as of the Closing Date and identified on Schedule 2.3(c) (the “In Transit Inventory”), but in each case only to the extent and as to the amounts specifically set forth thereon;

(d)           all Liabilities for Taxes relating to the Acquired Location that are incurred subsequent to the Closing (unless otherwise allocated pursuant to §2.10 or §2.11) and all Liabilities for Transfer Taxes arising out of the transactions contemplated by this Agreement (as described in §7.10);

(e)           all other Liabilities relating to the operations of the Acquired Location or the ownership of the Acquired Assets, but in each such case only to the extent they arise or accrue after the Closing; and

(f)            all Liabilities relating to or arising from the Buyer’s use of (i) the Transitional Assets or (ii) the utilities and telephone accounts of the Seller pursuant to §5.5.

2.4.             Liabilities Not Assumed.  Except as expressly set forth in this Agreement, the Buyer will not assume or perform any Liabilities not specifically covered in §2.3 hereof including, but not limited to, the following Liabilities (the “Retained Liabilities”), which shall be retained by the Seller:

(a)           any Liability of the Seller for Taxes (i) not relating to the Acquired Location or (ii) incurred prior to the Closing (unless otherwise allocated pursuant to §2.10 or §2.11);

(b)           any Liability of the Seller for costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement and the transactions contemplated hereby;

(c)           any Liability of the Seller to indemnify any Person, except to the extent arising under the Leases for acts, events, or omissions that may take place or transpire after the Closing (unless otherwise allocated pursuant to §2.10 or §2.11);

(d)           any Liability associated with any Employee Plan;

(e)           any Liability of the Seller arising under this Agreement except as set forth in the indemnification provisions of §6 hereof, solely to the extent set forth therein;

(f)            any Liability arising out of or relating to the Excluded Assets;

(g)           except as disclosed on Schedule 2.4, any Liability to Affiliates of Seller;

(h)           any Liability relating to former employees of Seller no longer employed by Seller as of the close of business on the Closing Date, except to the extent, if any, that Buyer has specifically assumed or agreed to assume responsibility for such obligations in this Agreement; and

(i)            any Liability under any Leases that accrued or arose based solely on any act, event, or omission that occurred prior to or through and including the Closing Date (unless otherwise allocated pursuant to §2.10 or §2.11).

2.5.             Purchase Price.  The Buyer agrees to assume the Assumed Liabilities and purchase the Acquired Assets for Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) (the “Purchase Price”), subject to any adjustment pursuant to §§ 2.9, 2.10, and 2.11 below, of which the Buyer hereby agrees to (i) pay to the Seller at the Closing an amount in cash equal to One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) (the “Cash Purchase Price”), subject to any adjustment pursuant to §§ 2.9, 2.10, and 2.11 below, payable by wire transfer of immediately available funds in accordance with written instructions of the Seller given to the Buyer not less than two Business Days prior to the Closing Date, and (ii) issue to the Seller a subordinated promissory note executed by Buyer and Buyer Parent, in the form attached hereto as Exhibit A (the “Subordinated Promissory Note”), with a principal amount of Six Hundred Thousand Dollars ($600,000) (the “Note Principal Amount”).

2.6.             The Closing.  The effective time of the closing of the transactions contemplated by this Agreement (the “Closing”) shall be the close of business at the Acquired Location on August 7, 2006 (the “Closing Date”).

2.7.             Deliveries by Seller and Buyer.  Seller has delivered to the Buyer (i) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) and (ii) such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel have reasonably requested.  Buyer has delivered to the Seller (i) an instrument of assignment and assumption  in the form attached hereto as Exhibit C (the “Instrument of Assignment and Assumption”), (ii) the Cash Purchase Price, (iii) the Subordinated Promissory Note, (iv) the Supply Agreement, and (v) such other instruments of sale, transfer, conveyance, assignment, and assumption of liabilities as the Seller and its counsel have reasonably requested.  Seller and Buyer have also entered into an Assignment and Assumption of Lease in the form attached hereto as Exhibit D (the “Lease Assignment and Assumption”) with respect to the lease relating to the real property at the Acquired Location.  Such Lease Assignment and Assumption shall be governed by and construed in accordance with the terms of this Agreement and, in the event that any provision of such Lease Assignment and Assumption is construed to conflict with a provision in this Agreement, the provision in this Agreement shall be deemed to be controlling. As used in this Agreement, the term “Closing Documents” shall mean the Subordinated Promissory Note, the Bill of Sale, the Instrument of Assignment and Assumption, the Lease Assignment and Assumption, and any other instruments of sale, transfer, conveyance, assignment, and assumption of liabilities executed and delivered by the Parties pursuant to this §2.7 or §5.8 (Further Assurances).

2.8.             Allocation of Purchase Price.  The Buyer and the Seller agree that the Purchase Price shall be allocated in accordance with Schedule 2.8, which will be prepared by the Parties within one hundred twenty (120) calendar days following the Closing Date, or as soon as practicable thereafter, in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended, and will be revised to reflect any adjustments necessary as a result of any Purchase Price adjustment pursuant to §§ 2.9, 2.10, and 2.11 below.  The Buyer, Buyer Parent, and the Seller shall use such allocation in all relevant Tax Returns.

2.9.             Adjustment of Purchase Price.  Seller has delivered to Buyer a preliminary statement (the “Initial Closing Statement”) of the Purchase Price showing the prorations, deposit, and cash amounts pursuant to §§ 2.10 and 2.11, which shall constitute the initial adjustments to the Purchase Price at Closing.  In the event that (i) the Purchase Price is increased pursuant to the Initial Closing Statement, then at the Closing the Cash Purchase Price paid by the Buyer shall be increased by the same amount of such increase to the Purchase Price and (ii) the Purchase Price is decreased pursuant to the Initial Closing Statement, then at the Closing the Cash Purchase Price paid by the Buyer shall be decreased by the same amount of such decrease to the Purchase Price.  Within sixty (60) calendar days following the Closing Date, Seller will deliver to Buyer a final statement (the “Final Closing Statement”) of the prorations, deposit, and cash amounts pursuant to §§ 2.10 and 2.11, which shall constitute the final adjustments to the Purchase Price.  The Buyer shall have the right to object to any items or computations appearing in the Final Closing Statement by notifying the Seller in writing of such objection (and the details thereof) within ten (10) Business Days after delivery of the Final Closing Statement by the Seller to the Buyer.  If the Buyer does not make any such written objection prior to the expiration of such ten (10) Business Day period, the prorations, deposit, and cash amounts appearing in the Final Closing Statement (together with all components thereof) shall be determinative for the purposes of §§ 2.9, 2.10, and 2.11 hereof and shall be final and binding on all Parties.  Any disputes relating to the Final Closing Statement shall be resolved by a mutually acceptable independent accountant in accordance with the procedures set forth on Schedule 2.9 and shall be final and binding on the Parties for purposes of this section.  In the event that there is a difference in the adjustments to the Purchase Price set forth in the Final Closing Statement (as finally determined) in comparison to those set forth in the Initial Closing Statement, then (i) if such difference results in an increase to the Purchase Price (as adjusted pursuant to the Initial Closing Statement), the Buyer shall pay the Seller the amount of such increase in the Purchase Price in cash by wire transfer of immediately available funds within five (5) Business Days after the final determination of the Final Closing Statement and (ii) if such difference results in a decrease to the Purchase Price (as adjusted pursuant to the Initial Closing Statement), the Seller shall pay the Buyer the amount of such decrease in the Purchase

Price in cash by wire transfer of immediately available funds within five (5) Business Days after the final determination of the Final Closing Statement.

2.10.           Prorations.  The following items shall be prorated between Buyer and Seller as of and through the Closing Date and shall constitute an adjustment to the Purchase Price:

(a)           All ad valorem, real and personal property Taxes (including without limitation any such Taxes paid indirectly through the lessors or sublessors under or relating to the Leases), general and special assessments (solely with respect to installments due in the current Tax year), and any other property Taxes relating to the Acquired Assets for the current tax year; however, if the amount of such Tax for the current Tax year is not determinable, (i) it shall be prorated on the basis of the Tax for the immediately preceding Tax year and (ii) after the amount of Tax for the current Tax year becomes determinable, (A) either Party, at its option, may give the other Party written notice of the correct amount of Tax (accompanied by documentation substantiating such amount) and any necessary adjustment to the prorations and (B) the Party from whom additional payment is required will pay the applicable amount within ten Business Days after such notice;

(b)           All payments to the lessors or sublessors under or relating to the Leases, including unpaid or prepaid rent and common area maintenance charges (unless otherwise allocated pursuant to §2.11); and

(c)           Any prepaid expenses associated with the operation of the Acquired Location which were paid by Seller in the Ordinary Course of Business, including without limitation telephone expenses and utility charges, but excluding advertising expenses.

Seller shall bear the cost and expense of all prorated items set forth in this §2.10 applicable to periods prior to and including the Closing Date and shall receive the benefits thereof, Buyer shall bear the cost and expense of payment of all prorated items set forth in this §2.10 applicable to periods from and after the Closing Date and shall receive the benefits thereof, and the Purchase Price shall be adjusted as set forth in §2.9, if necessary, to account for such division of the costs and expenses of prorated items.

2.11.           Security Deposits and Cash.  Buyer agrees to reimburse Seller for the amount, as of the Closing, of (i) all security deposits, if any, paid by the Seller under the Leases and (ii) any Cash, and the Purchase Price shall be adjusted as set forth in §2.9, if necessary, to account for such reimbursement.

3.             REPRESENTATIONS AND WARRANTIES OF THE SELLER.  The Seller represents and warrants to the Buyer and Buyer Parent that, except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”):

3.1.             Organization and Qualification of the Seller.  The Seller is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in The Commonwealth of Massachusetts.

3.2.             Authorization of Transaction. Prior to the date hereof, the Board of Directors of the Seller, by written consent in lieu of a special meeting of the Board of Directors, adopted and approved this Agreement and the transactions contemplated hereby. No vote of the holders of any class of capital stock of the Seller is necessary to adopt and approve this Agreement or the transactions contemplated hereby. The Seller has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and has taken all actions necessary to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and is Enforceable against the Seller.

3.3.             Noncontravention. Except as disclosed on §3.3 of the Disclosure Schedule and except with regard to Mass. Gen. Laws ch. 62C, Section 51, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any material Legal Requirement to which the Seller is subject, (ii) result in a material breach or violation of, or default under, any material Contractual Obligation of the Seller, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any material Contractual Obligation of the Seller, or (iv) result in a breach or violation of, or default under, the Seller’s charter or bylaws.

3.4.             Brokers’ Fees. The Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.5.             Assets. The Seller has good title to (or, in the case of the Leases, a valid and subsisting leasehold interest in or right to use), and the power to sell or transfer to the Buyer, all of the Acquired Assets free and clear of any Liens except as described in §3.5 of the Disclosure Schedule or resulting from Mass. Gen. Laws ch. 62C, Section 51 in connection with the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.6.             Legal and Other Compliance. The Seller is in compliance with all applicable Legal Requirements relating to the conduct of the Business, the violation of which could have a Material Adverse Effect, and no Action has been filed or commenced or, to the Seller’s Knowledge, threatened against it alleging any failure so to comply. Without limiting the generality of the foregoing, the Seller acknowledges that the bulk transfer laws in The Commonwealth of Massachusetts are no longer in effect.

3.7.             Consents. Except for notices, consents, approvals, and waivers required and Liens as may be imposed by Mass. Gen. Laws ch. 62C, Section 51, the Seller has given all of the material third party notices and procured the material third party consents, approvals, and waivers necessary to permit the consummation by the Seller of the transactions contemplated hereby as set forth on §3.7 of the Disclosure Schedule, including obtaining a release of the Liens described in §3.5 of the Disclosure Schedule.

3.8.             Property, Plant and Equipment. The Personal Property and other tangible assets included in the Acquired Assets that are material to the operation of the Acquired Location as conducted on the Closing Date are in good operating condition and repair (subject to normal wear and tear, scheduled maintenance, and retirement). The Seller has obtained an estoppel from the lessor under the Lease in respect of real property relating to the Acquired Location.

3.9.             Litigation. There are no Actions to which the Seller is a party (either as plaintiff or defendant) or to which the Acquired Assets are subject pending or, to the Seller’s Knowledge, threatened that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect, or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no outstanding judgments, orders, decrees, citations, fines or penalties or written notices of violation against the Seller affecting the Acquired Assets or the Assumed Liabilities under any Legal Requirement.

3.10.           Environmental Matters. Seller has complied with all applicable Environmental Laws relating to the Acquired Location, except for violation of Environmental Laws that have not had and would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to Seller’s Knowledge, threatened in writing civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental or administrative entity relating to any Environmental Law relating to the Acquired Location. To the Seller’s Knowledge, with respect to the Acquired Location, no individual or entity has any material liabilities or material obligations arising from the release or threatened release of Materials of Environmental Concern into the environment. Neither Seller nor to Seller’s Knowledge any other individual or entity is a party or bound by any court order, administrative order, consent order, or other written agreement or release with any governmental entity entered into in connection with any legal obligation or liability arising under any Environmental Law with respect to the Acquired Location. To the Seller’s Knowledge, the Seller does not possess any documents (whether in hard copy or electronic form) that contain any material environmental reports, investigations, or audits relating to the Acquired Location. Except as described in §3.10 of the Disclosure Schedule or as has not had or would not reasonably be expected to have a Material Adverse Effect: (i) the Seller has all material permits, licenses and other authorizations required to operate the Acquired Location under any applicable Environmental Laws and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Materials of Environmental Concern, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Laws.

3.11.           Affiliated Transactions. Except as set forth on §3.11 of the Disclosure Schedule, no Affiliate of the Seller owns or otherwise has any rights to or interests in any Acquired Asset or Assumed Liability, or has engaged in business dealings with the Seller related to the Acquired Location other than on arms-length terms which are no less favorable to the Seller than those which could be obtained with a third party which is not an Affiliate of the Seller.

3.12.           Absence of Certain Developments. Since March 31, 2006 (a) there has not been any material adverse change in or material adverse effect on the Acquired Assets and no event has occurred or circumstance exists that would be reasonably likely to result in such a change or effect and (b) the Acquired Location has only been operated in the Ordinary Course of Business.

3.13.           Employment. Except as set forth on §3.13 of the Disclosure Schedule, (a) the Seller is not a party to any labor collective bargaining union or similar agreement, (b) the employment by Seller of each Hired Employee is terminable at will, (c) the Seller is and has been in compliance in all material respects with any obligations arising under a collective bargaining agreement or any obligations arising under employee benefit plans in each case with respect to the Acquired Location, and (d) the Seller has paid or will pay in full to all Hired Employees all amounts currently due and payable for wages, salaries, commissions, bonuses, benefits and other compensation accrued as of the Closing Date.

3.14.           Certain Financial Information. The profit and loss statements attached to §3.14 of the Disclosure Schedule were prepared in accordance with the past custom and practice of the Seller and fairly present the results of operations of the Acquired Location set forth therein as of the respective dates thereof and for the periods referred to therein.

3.15.           Undisclosed Liabilities. To the Seller’s Knowledge, except for Liabilities (i) arising in the Ordinary Course of Business since December 31, 2005, (ii) under the Leases included in the Acquired Assets, (iii) for accounts payable of the Acquired Location, and (iv) arising or resulting from Mass. Gen. Laws ch. 62C, Section 51 in connection with the execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby, the Acquired Location has no material Liabilities that would be required to be disclosed in financial statements prepared in accordance with GAAP.

3.16.           Disclaimer of other Representations and Warranties. Notwithstanding anything contained herein to the contrary, Buyer and Buyer Parent have made such examination of the Acquired Assets and all other matters affecting or relating to the transactions contemplated under the Agreement as Buyer and Buyer Parent have deemed necessary. Except as expressly set forth in this §3, Seller (including, without limitation, any agent, employee, or other representative of Seller or any broker or any other person representing or purporting to represent Seller) makes no written or oral representation, warranty, or statement, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities, operations (including, without limitation, the Acquired Location), or any other matter affecting or relating to the transactions contemplated by the Agreement, including, without limitation, with respect to condition or merchantability or fitness of such assets for any particular purpose, and any such other representations, warranties, or statements are hereby expressly disclaimed and Buyer and Buyer Parent hereby acknowledge and agree that they have not been induced by and have not relied upon any such representations, warranties, or statements. Specifically, Buyer and Buyer Parent agree that the Acquired Assets are being acquired, conveyed to, and accepted by Buyer WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS, WARRANTIES, OR STATEMENTS WHATSOEVER, other than representations, warranties, and statements of Seller expressly set forth in this §3. Without limiting the generality of the foregoing, Seller makes no statement, representation, or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

4.             REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT. The Buyer and Buyer Parent jointly and severally represent and warrant to the Seller that:

4.1.             Organization and Qualification of the Buyer and Buyer Parent. The Buyer and Buyer Parent are each a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Delaware and are each qualified to do business in The Commonwealth of Massachusetts.

4.2.             Authorization of Transaction. Prior to the date hereof, the Board of Directors of the Buyer and Buyer Parent, respectively, at a meeting duly called and held, or by written consent in lieu of a special meeting of the Board of Directors, adopted and approved this Agreement (including, without limitation, the issuance and delivery of the Subordinated Promissory Note) and the transactions contemplated hereby. No vote of the holders of any class of capital stock of the Buyer or Buyer Parent is necessary to adopt and approve this Agreement or the transactions contemplated hereby (including, without limitation, the issuance and delivery of the Subordinated Promissory Note). The Buyer and Buyer Parent each have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and issue the Subordinated Promissory Note and have taken all actions necessary to authorize the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. This Agreement has been, and the Subordinated Promissory Note when delivered pursuant to this Agreement will be, duly executed and delivered by each of the Buyer and Buyer Parent and is or will be, as applicable, Enforceable against each of the Buyer and Buyer Parent.

4.3.             Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including, without limitation, the assignments and assumptions referred to in §2 above and the execution, delivery, and issuance of the Subordinated Promissory Note), will (i) violate any material Legal Requirement to which the Buyer or Buyer Parent is subject, (ii) result in a material breach or violation of, or default under, any material Contractual Obligation of the Buyer or Buyer Parent, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any material Contractual Obligation of the Buyer or Buyer Parent, or (iv) result in a breach or violation of, or default under, the Buyer’s or Buyer Parent’s charter or bylaws.

4.4.             Brokers’ Fees. The Buyer and Buyer Parent do not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement (including, without limitation, the issuance and delivery of the Subordinated Promissory Note) for which the Seller could become liable or obligated.

4.5.             Consents. The Buyer and Buyer Parent have given all of the material third party notices and procured the material third party consents, approvals, and waivers necessary to permit the consummation by the Buyer and Buyer Parent of the transactions contemplated hereby as set forth on Schedule 4.5.

4.6.             Litigation. There are no Actions to which either the Buyer or Buyer Parent is a party (either as plaintiff or defendant) or to which either of its assets are subject pending or, to the Buyer’s Knowledge, threatened that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement (including, without limitation, the issuance and delivery of the Subordinated Promissory Note). No Action is pending or threatened wherein an unfavorable injunction would be reasonably likely to have a material adverse effect on or materially affect adversely the right of the Seller to have an Enforceable interest in and right under the Subordinated Promissory Note (and no such injunction is in effect).

4.7.             Financial Statements. All financial statements of the Buyer Parent (including the notes to such financial statements) included in Buyer Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Financial Statements”) (i) are in accordance with the books and records of the Buyer Parent in all material respects, (ii) present fairly in all material respects the financial position, results of operations, changes in stockholders’ equity and cash flow (as applicable) of the Buyer Parent as of the respective dates and for the respective periods indicated, and (iii) have been prepared in conformity with GAAP applied in all material respects on a consistent basis through all the periods involved. Neither the Buyer nor the Buyer Parent has any material Liabilities other than (i) those disclosed in the Financial Statements, (ii) those arising in the ordinary course of business since December 31, 2005, or (iii) that were incurred under this Agreement or in compliance with the transactions contemplated hereby.

5.             POST CLOSING COVENANTS.

5.1.             Non-Competition. The Seller agrees that, in consideration of the transactions contemplated by this Agreement, the Seller, Seller Parent, and Holdings, and their subsidiaries, assigns, and successors, shall not, and the Seller shall use commercially reasonable efforts to cause franchisees and licensees of the Seller, Seller Parent, and Holdings, and their subsidiaries, assigns, and successors (including, without limitation, any licensee of the Seller’s trade name), not to, on or prior to the fifth anniversary of the Closing Date (the “Non-Competition Period”), directly or indirectly, open, operate, control, or invest in, in each case, any new retail party goods store (including, without limitation, any retail party goods stores that are opened and operated temporarily for Halloween or any other holiday or season) in Massachusetts, Rhode Island, New Hampshire, Vermont, Maine, or Windham and New London counties in Connecticut (the “Restricted Region”); provided, however, that the Restricted Parties shall not be deemed to be in violation of this §5.1 solely by virtue of any of the following:

(a)           a Restricted Party or its Affiliate, directly or indirectly, operating, controlling, or investing in any retail party goods store in the Restricted Region that was opened for business and operated, controlled, or invested in by any Restricted Party or its Affiliate prior to (i) the Closing Date or (ii) solely with respect to any assigns or successors of the Seller, Seller Parent, or Holdings, or of their subsidiaries, franchisees, or licensees, the date when such assigns or successors become subject to the terms of this Agreement;

(b)           a Restricted Party or its Affiliate, directly or indirectly, acquiring any retail party goods stores in the Restricted Region after the Closing Date, provided that, unless such acquisition is of retail party goods stores located in Rhode Island that are, directly or indirectly, operated, controlled, or invested in by a franchisee of the Seller as of the Closing Date, no more than twenty percent (20%) of the total number of retail party goods stores owned by the seller of such stores and its franchisees, licensees, and Affiliates immediately prior to such acquisition are located in the Restricted Region;

(c)           a Restricted Party or its Affiliate, directly or indirectly, owning less than five percent (5%) of the outstanding stock of any publicly traded corporation; or

(d)           any action by an Affiliate of a Restricted Party not a direct or indirect subsidiary thereof.

Seller acknowledges and agrees that (i) the provisions of this §5.1 will not impose an undue hardship on it and (ii) breach of the provisions of this §5.1will cause irreparable injury and damage to Buyer, the exact amount of which will be difficult to ascertain and that remedies at law for any such breach would be inadequate and that therefore, in the event of such a breach, Buyer shall be entitled, in addition to all remedies available at law, to equitable relief without posting any bond or other undertaking.

5.2.             Payment Received. In the event that a Party receives any payment or other amount owing to such Party but allocated to another Party pursuant to this Agreement, the receiving Party agrees to forward such payments in good faith as promptly as practicable to the applicable Party.

5.3.             Employees.

(a)           Contemporaneously with the Closing, Seller shall terminate all employees who work exclusively at the Acquired Location (the “Employees”). Seller shall be solely responsible for all termination payments and obligations to such Employees, including, without limitation, any severance and other costs and expenses incurred in connection with such termination. Through the Closing Date, Seller shall comply with its COBRA obligations, if any.

(b)           Upon the occurrence of the Closing, Buyer and/or Buyer Parent may, but are not obligated to, offer to those Employees it selects employment by Buyer and/or Buyer Parent; provided, however, that Buyer and Buyer Parent agree that any such employment offer made to an Employee shall offer a position with the Buyer and/or the Buyer Parent’s that provides such Employee with (i) the same base pay as such Employee received in the position he or she held immediately prior to the Closing and (ii) bonuses, benefits, and incentive compensation that are not less favorable to such Employee than the bonuses, benefits, and incentive compensation provided by the Buyer and/or Buyer Parent to its employees in positions comparable to the position offered by the Buyer and/or Buyer Parent to such Employee. Subject the other provisions of this §5.3, with respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Buyer and/or Buyer Parent (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Seller or any subsidiary or predecessor of the Seller shall be treated as service with Buyer, Buyer Parent, or any of their subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)           Employees who accept offers of employment made by Buyer and/or Buyer Parent pursuant to §5.3(b) shall be referred to hereinafter as “Hired Employees.” For all periods following the Closing Date the Buyer and/or Buyer Parent hereby (i) acknowledge and agree that the Seller shall not be responsible for paying any salary, wages, pension, retirement, savings, health, welfare and other benefits (whether arising by contract, plan, statute or otherwise) with respect to such Hired Employees in connection with their employment by the Buyer and/or Buyer Parent and (ii) agree to comply with their COBRA obligations, if any, in the event that, subsequent to their hire by the Buyer and/or Buyer Parent, the employment of such Hired Employees is terminated by the Buyer and/or Buyer Parent.

5.4.             Reimbursement for Returns and Gift Certificates. In the event that, within sixty (60) calendar days following the Closing Date, the Buyer accepts either of the following:

(a)           the return of a retail product sold by the Seller in connection with the Acquired Location prior to the Closing Date and refunds no more than the retail cost of such product and any associated sales tax to the purchaser of such product; or

(b)           a gift certificate for a retail product sold by the Buyer that was issued by the Seller in connection with the Acquired Location prior to the Closing Date and such acceptance is for no more than the original face amount of such gift certificate;

then the Seller agrees to reimburse the Buyer for the amount of such refund or the face amount of such gift certificate that is paid or accepted, as applicable, by the Buyer within such sixty (60) calendar day period; provided that promptly following the conclusion of such sixty (60) calendar day period, the Buyer provides written notice to the Seller of all such returns and gift certificates accepted and the aggregate amount due to the Buyer pursuant to this §5.4 along with any supporting documentation reasonably requested by the Seller. Any such reimbursement from the Seller to the Buyer shall occur by wire transfer of immediately available funds within five (5) Business Days after the receipt by the Seller of the Buyer’s written notice and accompanying documentation pursuant to the preceding sentence.

5.5.             Utilities and Telephone Service. Subject to the provisions of §§ 2.1(d) and 2.10(c) above, Seller shall cancel its utilities and telephone accounts at the Acquired

Location on the date that is five (5) Business Days after the Closing Date and Buyer will be responsible for opening and arranging its own utility and telephone accounts thereafter.

5.6.             Revocable License to use Transitional Assets. Subject to the terms and conditions of this §5.6, the Seller hereby grants to the Buyer, effective as of the Closing Date, a limited, royalty-free license to use certain existing signs of the Seller located at the Acquired Location as set forth on Schedule 5.6 (the “Transitional Assets”), solely for purposes of the temporary signage and other physical attributes of the Acquired Location in order to temporarily assist in the transition of the Business to Buyer (and not for purposes of acquiring, developing or marketing the Transitional Assets, including without limitation any Intellectual Property therein), for a period of thirty (30) calendar days following the Closing Date. Such license may be revoked by the Seller immediately upon written notice to the Buyer upon failure of the Buyer or Buyer Parent to satisfy the conditions of this §5.6. The Buyer and Buyer Parent may not use the Transitional Assets, including without limitation any Intellectual Property therein, in any manner or for any purpose different from the use by Seller in the Business prior to the Closing Date. The Buyer and Buyer Parent acknowledge, subject to the above limited license, the Seller has and retains exclusive right, title and interest in and to the Transitional Assets, including without limitation any Intellectual Property therein, and agree that they will not at any time do, or cause to be done, any act or thing contesting or in any way impairing or intending to impair the validity and value of and/or the Seller’s exclusive right, title and interest in and to the Transitional Assets, including without limitation any Intellectual Property therein. Neither the Buyer nor the Buyer Parent will in any manner represent that it owns the Transitional Assets, including without limitation any Intellectual Property therein. All use of the Transitional Assets, including without limitation any Intellectual Property therein, by the Buyer or the Buyer Parent shall inure to the benefit of the Seller. Buyer and Buyer parent hereby assign, and agree to assign, to Seller all goodwill associated with such use. The Buyer and Buyer Parent may not assign, sublicense or transfer in any manner the license granted by this §5.6. Upon the conclusion of such thirty (30) calendar day period following the Closing Date or the earlier termination of the license granted pursuant to this §5.6 by the Seller, the Buyer (i) shall make the Transitional Assets available for thirty (30) calendar days at the Acquired Location for removal by the Seller, at the Seller’s sole cost and expense, and (ii) will cease using any Intellectual Property therein. Except as expressly set forth in this paragraph, under no circumstances shall the license granted by this §5.6 be construed or interpreted as selling, transferring, or licensing to the Buyer or Buyer Parent (and the Seller shall retain all of the Seller’s right, title and interest in and to) any Intellectual Property used in connection with the operations at the Acquired Location, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein. BUYER AND BUYER PARENT ACKNOWLEDGE AND AGREE THAT THE TRANSITIONAL ASSETS, INCLUDING WITHOUT LIMITATION ANY INTELLECTUAL PROPERTY THEREIN, ARE PROVIDED ON AN “AS IS” BASIS AND THAT SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF TITLE, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT. Buyer and Buyer Parent further acknowledge and agree that breach of the provisions of this §5.6 will cause irreparable injury and damage to the Seller, the exact amount of which will be difficult to ascertain and that remedies at law for any such breach would be inadequate and that therefore, in the event of such a breach, the Seller shall be entitled, in addition to all remedies available at law, to equitable relief without posting any bond or other undertaking.

5.7.             Waiver of Corporate Tax Lien. The Seller shall use commercially reasonable efforts to obtain a Waiver of Corporate Tax Lien under Mass. Gen. Laws ch. 62C, Section 51 (as in effect on the Closing Date) as soon as reasonably practicable following the Closing and in any event within any applicable time period under such section for obtaining such waiver following a sale or transfer of assets.

5.8.             Future Assurances. At any time and from time to time after the Closing, at the request of a Party and without further consideration, each other Party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably determine is necessary to effectuate the provisions and purposes of this Agreement.

6.             INDEMNIFICATION.

6.1.             Buyer’s Indemnification. Subject to the limitations set forth in this §6, the Buyer and Buyer Parent shall jointly and severally indemnify and hold harmless, to the fullest extent permitted by law, Seller, Seller Parent, Holdings, and their direct and indirect partners, stockholders, members, managers, officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a)           any breach or default in performance by the Buyer or Buyer Parent of any covenant or agreement of the Buyer or Buyer Parent contained in this Agreement or any Closing Document;

(b)           any breach of, or inaccuracy in, any representation or warranty made by the Buyer or Buyer Parent in (i) §4.1, §4.2, §4.3, or §4.4 of this Agreement, (ii) any Closing Document, or (iii) any certificate or other document delivered by the Buyer or Buyer Parent pursuant hereto or thereto (in each case, as such representation or warranty would read if all qualifications as to materiality were deleted therefrom);

(c)           any use of (i) the Transitional Assets by the Buyer or Buyer Parent pursuant to §5.6 or (ii) the Seller’s utilities and telephone accounts by the Buyer or Buyer Parent pursuant to §5.5; or

(d)           any Assumed Liabilities.

6.2.             Seller’s Indemnification. Subject to the limitations set forth in this §6, the Seller shall indemnify and hold harmless, to the fullest extent permitted by law, the Buyer, Buyer Parent, and their direct and indirect partners, stockholders, members, managers, officers, directors, employees, agents and Affiliates (collectively, the “Buyer

Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a)           any breach or default in performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or any Closing Document;

(b)           any breach of, or inaccuracy in, any representation or warranty made by the Seller in (i) §3.1, §3.2, §3.3, §3.4, or §3.5 of this Agreement, (ii) any Closing Document, or (iii) any certificate or other document delivered by the Seller pursuant hereto or thereto (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect” were deleted therefrom); or

(c)           any Retained Liabilities.

6.3.             Seller’s Additional Indemnification. Subject to the limitations set forth in this §6, the Seller shall indemnify and hold harmless, to the fullest extent permitted by law, the Buyer Indemnitees from, against and in respect of Losses arising from or related to the “Store Sales” set forth in the profit and loss statements attached to §3.14 of the Disclosure Schedule having been overstated by the Seller in such statements by an amount greater than ten percent (10%) of the actual such “Store Sales”; provided, however, that the aggregate liability of the Seller to indemnify the Buyer Indemnitees for Losses under this §6.3 (including, without limitation, any Losses arising from or related to loss of profits or punitive, special, consequential or incidental damages) shall in no event exceed $1,000,000. Notwithstanding any provision of this Agreement (including, without limitation, §6.4(c) and §6.5 hereof), no claims may be made or suits instituted with respect to this §6.3 or the profit and loss statements attached to §3.14 of the Disclosure Schedule unless the “Store Sales” set forth in such statements have been overstated by the Seller in such statements by an amount greater than ten percent (10%) of the actual such “Store Sales”.

6.4.             Time Limitations.

(a)           Regardless of any investigation made at any time by or on behalf of any Party hereto or of any information any Party may have in respect thereof, except as set forth in paragraphs (b) and (c) of this §6.4, all of the representations and warranties made by the Buyer, Buyer Parent, and Seller herein and all known, unknown or unasserted claims and causes of action with respect thereto will terminate upon the Closing Date and no claim may be made or suit instituted with respect to such representations and warranties pursuant to this §6 thereafter.

(b)           No claim may be made or suit instituted under §6.1(b), §6.2(b), or §6.3 after the close of business on the date that is twelve (12) months after the Closing Date.

(c)           Claims may be made or suits instituted at any time if such claims or suits are based upon fraud or intentional misrepresentation or are under §6.1(a), §6.1(c), §6.1(d), §6.2(a), or §6.2(c) (subject to any applicable statutes of limitation).

(d)           For purposes of this §6, any claim for indemnification shall be duly made by delivering written notice of such claim describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim to the Buyer, Buyer Parent, or the Seller, as applicable, prior to the applicable limitation date specified in this §6.4.

(e)           Notwithstanding the limitation dates set forth in this §6.4 above, obligations to indemnify shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the expiration of the applicable time limitation, made a bona fide claim by delivering notice in accordance with §6.4(d) above.

6.5.             Certain Other Indemnity Matters. Except with respect to §§ 2.9, 5.1, and 5.6 and except with respect to claims relating to fraud or intentional misrepresentation, the sole and exclusive remedies of each Seller Indemnitee and each Buyer Indemnitee as against any Person from and after the Closing with respect to any and all claims of any kind whatsoever relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this §6. In furtherance of and subject to the foregoing, the Seller, Buyer, and Buyer Parent hereby waive, to the fullest extent permitted under applicable law, and agree not to assert and to cause each of the other Seller Indemnitees and Buyer Indemnitees not to assert in any Action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have against any Party and any of their respective Affiliates and their respective members, partners, stockholders, officers, directors, employees, agents and representatives and their respective Affiliates relating to the subject matter of this Agreement, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this §6 (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements). Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this §6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against other Persons with respect to the subject matter underlying such indemnification claim. The Parties shall take all reasonable steps to mitigate all such Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder. Any insurance proceeds and Tax Benefits actually received or realized by an Indemnified Party (or an Affiliate of an Indemnified Party) after indemnification shall have been made to such Indemnified Party hereunder that were not given effect, pursuant to the definition of “Loss”, in determining the amount of such Loss, up to the amount of such Loss, shall be refunded to the Indemnifying Party by the Indemnified Party. To the extent permitted under applicable Legal Requirements, any and all payments or offsets pursuant to this §6 shall be deemed for Tax purposes to be adjustments to the Purchase Price.

6.6.             Third Party Claims. Promptly after the receipt by any Person entitled to indemnification pursuant to this §6 (the “Indemnified Party”) of notice of the commencement of any Action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this §6 (the “Indemnifying Party”), give such Indemnifying Party written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld (provided that such consent shall be granted in connection with any settlement (i) containing a full release of the party from whom such consent is so requested and (ii) in the case of a consent from an Indemnified Party, involving only monetary damages). In the event the Indemnifying Party does not or ceases to conduct the defense of such claim actively and diligently, (x) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, such claim, (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys’ fees and expenses and (z) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this §6.

6.7.             Information. Each Party hereby agrees to provide to the other Parties on request all information and documentation reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this §6 and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.

7.             MISCELLANEOUS.

7.1.             Press Releases and Public Announcements. No public announcement, press release, or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date of this Agreement without the prior written approval of the other Parties following an opportunity to review such proposed announcement or release. Notwithstanding the foregoing, nothing in this Agreement shall preclude or prevent any Party from making any public announcement or filing that the disclosing Party believes in good faith is required for it to comply with by applicable law (in which case the disclosing Party will provide the other Parties with the opportunity to review in advance the disclosure), including applicable federal or state securities laws or any rules of a stock exchange upon which any shares of such Party are listed for trading.

7.2.             Entire Agreement.  This Agreement, together with the Non-Disclosure Agreement, the Supply Agreement and any side letters or instruments related thereto, and Closing Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

7.3.             Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties (except with respect to any successor to all or substantially all of a Party’s business that becomes a party to this Agreement and subject to the terms and conditions of this Agreement to the same extent, and in the same capacity, as the Party which is so succeeded, in which case no prior written consent shall be necessary hereunder).  Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

7.4.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each Party hereto.

7.5.             Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

7.6.             Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)           by hand (in which case, it will be effective upon delivery);

(b)           by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)           by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Seller:

Party City Corporation

25 Green Pond Road
Suite #1
Rockaway, NJ 07866
Phone: (973) 983-0888
Fax: (973) 983-4776
	Attention:	Gregg A. Melnick, Chief Financial Officer
Joseph J. Zepf, Esq., General Counsel

With a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Phone: (617) 951-7861
Fax: (617) 951-7050
	Attention:	Shari H. Wolkon, Esq.

If to the Buyer or Buyer Parent:

iParty Corp.
270 Bridge Street
Dedham, MA 02026
Phone: (781) 329-3952
Fax: (781) 326-7143
	Attention:	Sal Perisano, Chairman & Chief Executive Officer

With a copy to:

Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Phone: (617) 973-6147
Fax: (617) 722-4954
	Attention:	Donald H. Siegel, P.C.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.7.             Governing Law.  This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

7.8.             Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Buyer Parent, and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective, and if the amendment or waiver is applicable to any other party set forth on the signatures pages hereto, such party.  No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

7.9.             Severability.  Any term or provision of this Agreement or of any Section hereof that is invalid or unenforceable in any situation in any jurisdiction, including without limitation Section 5.1 hereof, will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

7.10.           Expenses.  Each of the Buyer, Buyer Parent, and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Buyer shall pay any sales, use, excise, transfer or other similar Tax (collectively, “Transfer Taxes”) imposed with respect to the transactions contemplated by this Agreement.

7.11.           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.

7.12.           Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

7.13.           Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts within The Commonwealth of Massachusetts for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above- named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

7.14.           Venue.  Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in The Commonwealth of Massachusetts.  Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

7.15.           Service of Process.  Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Massachusetts law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to §7.6, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

7.16.           Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[The remainder of this page is intentionally left blank.]

Asset Purchase Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	iPARTY RETAIL STORES CORP.

	By:	/s/ SAL PERISANO
	Name:	Sal Perisano
	Title:	Chief Executive Officer

THE BUYER PARENT:	iPARTY CORP.

	By:	/s/ SAL PERISANO
	Name:	Sal Perisano
	Title:	Chief Executive Officer

THE SELLER:	PARTY CITY CORPORATION

	By:	/s/ GREGG A. MELNICK
	Name:	Gregg A. Melnick
	Title:	Chief Financial Officer

Solely with respect to §5.1 hereof:

HOLDINGS:	AAH HOLDINGS CORPORATION

	By:	/s/ JAMES M. HARRISON
	Name:	James M. Harrison
	Title:	President

SELLER PARENT:	AMSCAN HOLDINGS, INC.

	By:	/s/ JAMES M. HARRISON
	Name:	James M. Harrison
	Title:	President

THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED.

THIS NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF AUGUST 7, 2006 BY AND AMONG PARTY CITY CORPORATION,  WELLS FARGO RETAIL FINANCE II, LLC, iPARTY CORP., AND iPARTY RETAIL STORES CORP., AS SUCH SUBORDINATION AGREEMENT IS AMENDED FROM TIME TO TIME, AND TO FURTHER SUBORDINATION TO SENIOR SUBORDINATED INDEBTEDNESS.

iPARTY RETAIL STORES CORP.

Subordinated Promissory Note Due August 7, 2010

$600,000	August 7, 2006

FOR VALUE RECEIVED, the undersigned, iParty Retail Stores Corp., a Delaware corporation (the “Company”), hereby promises to pay to the order of Party City Corporation or its assigns (such original payee or any assignee from time to time, the “Noteholder”), at the address specified in Section 6.1 hereof, or at such other place as the Noteholder shall from time to time have designated to the Company in writing, on August 7, 2010 (the “Maturity Date”), Six Hundred Thousand and No/100ths Dollars ($600,000.00), and to pay interest thereon as provided in Section 2 hereof.

1.             THE NOTE.  This Note (the “Note”) is issued pursuant to and in accordance with Section 2.5 of the Asset Purchase Agreement, dated as of August 7, 2006, by and among the Company, iParty Corp. (the “Parent”), and the Noteholder (as amended and in effect from time to time, the “Purchase Agreement”).  Certain terms are used in this Note as specifically defined herein and these definitions are set forth or referred to in Section 5 hereof.

2.             INTEREST PROVISIONS.  Subject to the provisions of Section 4.3 hereof, this Note shall bear daily interest (computed on the basis of a 365-day year) from the date hereof, on the principal amount hereof from time to time unpaid, to and including the maturity hereof and repayment of all sums due hereunder, at a rate equal to 12.25% per annum.  Interest shall be payable in cash quarterly in arrears on the last day of each of September, December, March, and June (each, a “Payment Date”) and on the Maturity Date, commencing on September 30, 2006.

3.             PAYMENT PROVISIONS.  The Company covenants that so long as this Note is outstanding:

3.1           Payment at Maturity of the Note.  On the Maturity Date, a Change of Control, or any accelerated maturity of this Note permitted hereby, the Company will pay the entire principal amount of this Note then outstanding, together with all accrued and unpaid interest thereon.

3.2           Voluntary Prepayments.  The Company may at any time and from time to time prepay all or part of the principal amount of this Note then outstanding without penalty or premium.

3.3           Notice of Prepayments.  Notice of each voluntary prepayment of this Note pursuant to Section 3.2 hereof shall be given to the Noteholder in accordance with Section 6.1 hereof not fewer than three days before the prepayment date, in each case by delivering to the Noteholder a notice of intention to prepay specifying the date of prepayment, the aggregate amount of this Note to be prepaid on such date, and the accrued interest applicable to such prepayment.

3.4           Payment and Interest Cut-Off.  Upon each prepayment of this Note, in whole or in part, the Company will pay to the Noteholder the amount of this Note to be prepaid, as set forth in the notice delivered pursuant to Section 3.3 hereof, together with unpaid interest in respect thereof accrued to and including the prepayment date.  From and after the date such prepayment is actually made, interest on the amount of the Note so prepaid shall cease to accrue.

3.5           Noteholder Expenses.  The Company shall pay to the Noteholder, upon written demand, all costs of collection and reasonable attorneys’ fees and other costs and expenses paid or incurred by the Noteholder in enforcing the obligations of the Company hereunder and/or in exercising the Noteholder’s rights and remedies hereunder (whether such costs and expenses are incurred in any work-out, bankruptcy case or proceeding, or otherwise).

3.6           Application of Payments.  All cash payments made by the Company hereunder shall be applied:  (a) first, to the payment of any costs and expenses for which the Company is responsible under Section 3.5 hereto; (b) second, to the payment in full of accrued unpaid interest; and (c) finally, to the reduction of the unpaid principal balance hereof.

3.7           Payments Subject to Subordination.  Notwithstanding the foregoing provisions of this Section 3, no cash payment of interest or principal or any other amounts payable under this Section 3 shall be made at any time when the payment thereof is prohibited by (i) the provisions of that certain Subordination Agreement, dated as of August 7, 2006, by and between the Parent, Company, Wells Fargo Retail Finance II, LLC, and the Noteholder (the “Subordination Agreement”) or (ii) the provisions of any Subordination Agreement with any holder of Senior Subordinated Indebtedness (a “Subordinated Subordination Agreement”) or any Subordination Agreement with any successor holder of Senior Debt (as defined in the Subordination Agreement) (a “Successor Subordination Agreement”), each of which the Noteholder shall execute and deliver upon the request of the Company or Parent, provided that the terms of such Subordinated Subordination Agreement or Successor Subordination Agreement, as applicable, are materially consistent with and similar to terms of the Subordination Agreement.

2

3.8           Default Notices.  In the event that the Company receives a notice of a default, that has not been waived or otherwise cured, in respect of the Senior Indebtedness or any Senior Subordinated Indebtedness, the Company shall promptly give notice thereof to the Noteholder.

4.             DEFAULTS.

4.1           Event of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

4.1.1        The Company shall fail to make any payment in respect of interest on this Note as the same shall become due, whether at maturity, by acceleration or otherwise, and such default is not remedied within 3 days after the same becomes due or the Company shall fail to make any payment in respect of principal of this Note as the same shall become due, whether at maturity, by acceleration or otherwise; or

4.1.2        The Company or Parent shall fail to perform any covenant or agreement required to be performed by the Company or Parent, as applicable, under this Note, the Purchase Agreement, or the Supply Agreement, which failure is not cured within 30 days after the Company or Parent, as applicable, has received written notice of such failure from the Noteholder or Amscan, Inc., as applicable; or

4.1.3        The Company shall: (i) commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (ii) have commenced against it an involuntary case under said Bankruptcy Code and the petition is not dismissed within 60 days of the commencement of the case; (iii) have appointed for it a custodian (as defined in the Bankruptcy Code) to take charge of all or substantially all of its property; (iv) file or have filed against it any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect, which such proceeding remains undismissed for a period of 60 days, or shall suffer the appointment of any receiver or custodian or the like for it or a substantial part of its property which continues undischarged or unstayed for a period of 60 days; (v) make a general assignment for the benefit of its creditors; or (vi) take any corporate action for the purpose of effecting any case referred to in the foregoing clauses (i) or (v); or

4.1.4        A Change of Control shall occur; or

4.1.5        All or any part of any Senior Indebtedness or any Senior Subordinated Indebtedness shall be accelerated or shall become due or payable prior to its stated maturity pursuant to the default provisions related thereto.

4.2           Acceleration.  Upon the occurrence and during the continuance of any Event of Default, after first providing 10 days’ written notice to the Company (except in the case of an

3

Event of Default under Section 4.1.3, in which event no such notice to the Company is required), but subject to the provisions of the Subordination Agreement, any Successor Subordination Agreement, or any Subordinated Subordination Agreement, the Noteholder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, and/or may by notice to the Company declare all or any part of the unpaid principal amount of this Note then outstanding to be forthwith due and payable (each, an “Acceleration”), and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Note, shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect; provided, however, notwithstanding the foregoing, in the case of an Event of Default under Section 4.1.3, Acceleration shall be deemed automatic without notice to the Company.

4.3           Default Interest.  Upon the occurrence and during the continuance of any Event of Default, whether arising as a result of any restrictions on payments in accordance with the provisions of the Subordination Agreement, any Successor Subordination Agreement, any Subordinated Subordination Agreement or otherwise, this Note shall bear interest (the “Default Interest”) at a rate equal to 14.25% per annum (the “Default Rate”), payable by the Company in cash upon written demand of the Noteholder; provided, that if such Default Interest is not paid in cash on account of the provisions of the Subordination Agreement, any Successor Subordination Agreement or any Subordinated Subordination Agreement, such unpaid interest shall compound on each Payment Date until paid.

4.4           Annulment of Defaults.  An Event of Default shall not be deemed to be in existence for any purpose of this Agreement if the Noteholder shall have waived such event in writing or stated in writing that the same has been cured to the Noteholder’s reasonable satisfaction.  No waiver or statement of satisfactory cure pursuant to this Section 4.4 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any of the rights of any holder of this Note upon the occurrence thereof.

5.             DEFINED TERMS.

5.1           Cross Reference Table.  The following terms defined elsewhere in this Note in the Sections set forth below shall have the respective meanings therein defined

Term	Definition
“Acceleration”	Section 4.2
“Bankruptcy Code”	Section 4.1.3
“Company”	Preamble
“Default Interest”	Section 4.3
“Default Rate”	Section 4.3
“Event of Default”	Section 4.1

4

“Maturity Date”	Preamble
“Note”	Section 1
“Noteholder”	Preamble
“Parent”	Section 1
“Payment Date”	Section 2
“Purchase Agreement”	Section 1
“Subordinated Subordination Agreement”	Section 3.7
“Subordination Agreement”	Section 3.7
“Successor Subordination Agreement”	Section 3.7

5.2           Other Defined Terms.  As used in this Note, the following terms will have the following meanings:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in The Commonwealth of Massachusetts or in the State of Delaware.

“Capital Stock” means any and all shares, interests, participations or other equivalents  (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute) shall have after the date hereof (a) acquired beneficial ownership and control of 35% or more of the combined voting power of all of the Capital Stock of Parent or (b) obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the date hereof or (b) were nominated for election by a majority of the board of directors of Parent, who were either (I) directors on the date hereof or (II) whose election or nomination for election was previously approved by a majority of such directors; (iii) Parent shall cease to own 100% of the Capital Stock of Company; (iv) any “change of control” or similar event under the Senior Loan Documents or under any documents evidencing any Senior Subordinated Indebtedness shall occur; (v) any sale or other disposition of all or substantially all of the assets of the Company or Parent (including without limitation by way of a merger or consolidation or through the sale of all or substantially all of the stock of its subsidiaries or sale of all or substantially all of the assets of the Company or Parent, as applicable, and its subsidiaries, taken as a whole) to another Person; or (vi) the initiation of any action by the Company or Parent to dissolve, liquidate or otherwise terminate its existence.

“Person” means any individual or corporation, partnership, association, limited liability company, joint venture, trust, governmental authority or other entity of any kind.

5

“Senior Indebtedness” means the Senior Liabilities under the Senior Loan Documents.

“Senior Liabilities” has the meaning set forth in the Subordination Agreement.

“Senior Loan Documents” has the meaning set forth in the Subordination Agreement.

“Senior Subordinated Indebtedness” shall mean any and all obligations and liabilities of the Company or the Parent to any lender or lenders, and their respective successors or assigns, of up to $3,200,000 in the aggregate to the Company and/or the Parent, which indebtedness is by its express terms senior hereto and junior to the Senior Indebtedness, together with all interest thereon, whether accrued before or after the filing of a petition in bankruptcy or similar insolvency proceeding, and whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and however evidenced, together with all other sums due thereon and all costs of collecting the same (including, without limitation, reasonable attorney fees) for which the Company is liable, and any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Subordinated  Indebtedness (in whole or in part), or any indebtedness arising from the satisfaction of such Senior Subordinated Indebtedness by a guarantor.

“Supply Agreement” means the Supply Agreement, dated as of August 7, 2006, by and between the Parent and Amscan, Inc.

6.             MISCELLANEOUS.

6.1           Notices.  Any notice or other communication to the Company, Parent, or the Noteholder in connection with this Note must be in writing and must be delivered: (a) by hand (in which case it will be effective upon delivery), (b) by facsimile (in which case it will be effective upon receipt of confirmation of good transmission), or (c) by overnight delivery by a nationally recognized courier service (in which case it will be effective on the business day after being deposited with such courier service), and in each case, to the address (or facsimile number) listed below:

If to the Company or Parent, to it at:

c/o iParty Corp.
270 Bridge Street
Dedham, MA 02026
Phone: (781) 329-3952
Fax: (781) 326-7143
Attention: Sal Perisano, Chairman & Chief Executive Officer

6

with a copy to:

Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Phone: (617) 973-6147
Fax: (617) 722-4954
Attention: Donald H. Siegel, P.C.

If to the Noteholder, to it at :

Party City Corporation
25 Green Pond Road
Suite #1
Rockaway, NJ 07866
Phone: (973) 983-0888
Fax: (973) 983-4776
Attention: Gregg A. Melnick, Chief Financial Officer

Joseph J. Zepf, Esq., General Counsel

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Phone: (617) 951-7861
Fax: (617) 951-7050
Attention: Shari H. Wolkon, Esq.

6.2           Waiver of Jury Trial; No Set-Off.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY (BY ITS EXECUTION HEREOF) AND THE NOTEHOLDER (BY ITS ACCEPTANCE OF THIS NOTE) WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  ALL PAYMENTS HEREUNDER SHALL BE MADE WITHOUT ANY DEDUCTIONS WHATSOEVER, INCLUDING DEDUCTION FOR SET-OFF, COUNTERCLAIM, OR RECOUPMENT.

6.3           Assignability; Governing Law.  This Note shall bind and inure to the benefit of the Company and Noteholder and their respective successors and assigns; provided, however, that the obligations of the Company hereunder may not be transferred or assigned except with the prior written consent of the Noteholder.  This Note shall be governed by, construed under, and enforced in accordance with the laws of The Commonwealth of Massachusetts.

6.4           Amendment and Waiver.  No amendment or waiver hereof will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Company and the

7

Noteholder, or in the case of a waiver, by the party against whom the waiver is to be effective.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Company or Parent in any case shall entitle the Company or Parent, as applicable, to any further notice or demand in similar or other circumstances.

6.5           No Implied Waiver; Remedies Cumulative.  No failure or delay on the part of the Noteholder in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to and not exclusive of, any rights or remedies otherwise available.

6.6           Obligations on Business Days.  All payments, disbursements and other obligations hereunder which are or would be required or otherwise due on a day which is not a Business Day will be required or due on the next succeeding Business Day.

[The rest of this page intentionally left blank.]

8

Subordinated Note
$600,000

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly authorized officer as of the date first written above.

COMPANY:	iPARTY RETAIL STORES CORP.

	By:	/s/ SAL PERISANO
	Name:	Sal Perisano
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

NOTEHOLDER:	PARTY CITY CORPORATION

	By:	/s/ GREGG A. MELNICK
	Name:	Gregg A. Melnick
	Title:	Chief Financial Officer